CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Commodity Strategy Total Return Fund:

We consent to the use of our report dated February 25, 2016, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Commodity Strategy Total Return Fund and subsidiary as of December 31, 2015, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

                                                                 /s/ KPMG LLP

                                                                  KPMG LLP

Denver, Colorado

March 23, 2016